ROYALITE PETROLEUM COMPANY INC.
1200 Nueces Street
Austin, TX 78701
Tel: (512) 478-8900 / Fax: (512) 478-8901

June 17, 2008 – Austin, Texas

Royalite Petroleum Company Inc. (OTCBB: RYPE) (“Royalite”) is pleased to announce that it has acquired a 27.5% working interest (19.8% net revenue interest) in oil and gas leases totaling 698.62 acres in the Westlake Boudreaux Field located in Terrebonne Parish, Louisiana shallow state waters. The first well is expected to be drilled during the last quarter of 2008. The well will be drilled to a depth of 13,900 feet to test the Tex. W-1, Tex. W.B, and Tex W-2 sands which are productive in other wells in the field.

Royalite has paid $163,625 for its portion of the leasing, geological and geophysical costs.

The well is projected to cost $6,453,300 to drill and complete with Royalite’s portion estimated at $1,774,657.

Since this is located in a producing gas field a gas pipeline connection is nearby. The well, if successful, can be connected within a few days of completion.

For more information contact:

Royalite Petroleum Company Inc.
Norris R. Harris, CEO
(512) 478-8900

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in Royalite’s periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could,” “plan”, "estimate", “believe”, "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to uncertainties about the availability of additional financing, geological or mechanical difficulties affecting geological work programs, uncertainty of estimates, operational risk, environmental risk, financial risk, currency risk, dependence on third parties and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in Royalite’s periodic filings with securities regulators in the United States. In particular, Royalite will require additional funding to complete its obligations on the proposed well, together with its other business objectives. There is no assurance that Royalite will obtain additional funding or that the well will be drilled and completed when expected or achieve commercial production.